Exhibit 99.1

Crumbs Reaches Acquisition Agreement with
Marcus Lemonis and Fischer Enterprises Joint Venture

as Part of Company’s Voluntary Chapter 11 Filing

Company has Obtained Commitment for DIP Financing from Joint Venture

NEW YORK, July 11, 2014 – Crumbs Bake Shop, Inc. ("Crumbs") (OTCBB: CRMB), a New York based cupcake specialty store chain, today announced that it has entered into an Asset Purchase Agreement through which Lemonis Fischer Acquisition Company, LLC, a joint venture created by Marcus Lemonis LLC and Fischer Enterprises, L.L.C., will acquire the Crumbs’ business as part of the Company’s filing of voluntary Chapter 11 petitions in the United States Bankruptcy Court for the District of New Jersey.

Lemonis Fischer Acquisition Company, which provided pre-petition secured financing to Crumbs, has also committed to provide debtor-in-possession (“DIP”) financing to the Company, subject to court approval. The agreement with Lemonis Fischer Acquisition Company comprises the initial stalking horse bid in the Court-supervised auction process under Section 363 of the Bankruptcy Code. Under the terms of the Asset Purchase Agreement, Lemonis Fischer Acquisition Company would acquire substantially all of Crumbs’ assets. The Company hopes to complete the sale process in approximately 60 days, pending receipt of the necessary approvals from the Bankruptcy Court.

“We are very pleased to have reached this agreement with Lemonis and Fischer, after carefully evaluating opportunities to strengthen Crumbs’ financial position, in order to ensure a strong future for the Crumbs brand and business,” said Edward M. Slezak, Crumbs Chief Executive Officer and General Counsel. “The steps we are taking today will allow us to continue to execute our business strategy, expand our licensing business and position ourselves to move toward a franchise store model. We remain saddened that we were forced to cease operations before this agreement was reached, but we strongly believe that pursuing this sale through the chapter 11 process is ultimately in the best interest of the Company and its stakeholders.”

“I truly believe in the Crumbs brand and am excited to help the Company enter into a new chapter in its history,” said Marcus Lemonis, host of CNBC’s The Profit series and CEO of Camping World and Good Sam Enterprises. “I think there is tremendous opportunity to expand the Crumbs offering, build on the Company’s growth strategy and to leverage the synergies between Crumbs and other companies in my and the Fischers’ portfolio, such as Dippin’ Dots ice cream, Doc Popcorn, Wicked Good Cupcakes, Little Miss Muffin, Betty Lou’s snacks, a host of gluten-free baked goods, Matt’s Cookies, Pie King, Key West Key Lime Pies, Mr. Green Tea Ice Cream, Sweet Pete’s Candy and Coffee of Grace (Grace Hightower De Niro), as well as a new exciting product from an episode of the upcoming fall season of CNBC’s The Profit.”

“Fischer Enterprises is excited to partner with Marcus Lemonis in the next phase of its evolving relationship with Crumbs,” said Scott Fischer, C.O.O., Fischer Enterprises. “We strongly feel that the team we’ve put together has the business experience and industry know-how to improve Crumb’s product mix, broaden its consumer appeal and make the Company a profitable business concern going forward.”

Lemonis Fischer Acquisition Company and Crumbs will evaluate the retail strategy with the goal of reopening select locations or opening new locations in the future. Additionally, Mr. Slezak will remain with the Company throughout the process in order to ensure a smooth emergence and transition.

As previously communicated, Crumbs had historically implemented a retail expansion strategy that was ultimately proven unsustainable. In the past year, the company had begun shifting its growth strategy to focus on licensing and franchising opportunities and has been successful in signing new licensees for its baked goods, as well as new products including Crumbs branded bake mix, bakeware, coffee and gourmet popcorn. While Crumbs has made tremendous progress in expanding its distribution channels and avenues for growth in recent months, the Board of Directors and management ultimately decided to pursue a sale of the business through the chapter 11 process in order to give Crumbs the flexibility to focus on new opportunities for the benefit of the business and its stakeholders.

Interested parties can access additional information about the Company’s chapter 11 filing and sale process at http://cases.primeclerk.com/crumbs.

Glass Ratner is serving as Crumbs’ financial advisor and the law firm Cole, Schotz, Meisel, Forman & Leonard P.A. is serving as Crumbs’ legal advisor.

About Crumbs

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes.

Crumbs Media Contact:

Leigh Parrish

FTI Consulting

212-850-5651

leigh.parrish@fticonsulting.com

Marcus Lemonis Media Contact:

Karen Porter
917-215-8636

kporter@MarcusLemonis.com

Fischer Enterprises Media Contact:

Meg Martin, Gooden Group PR
405-397-6156
mmartin@goodengroup.com

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